UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2012

REGIS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	1-12725	41-0749934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

7201 Metro Boulevard
Minneapolis, MN 55439

(Address of principal executive offices and zip code)

(952) 947-7777

(Registrant’s telephone number, including area code)

(Not applicable)

(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Regis Corporation
Current Report on Form 8-K

ITEM 2.06. MATERIAL IMPAIRMENTS.

On January 11, 2012, Regis Corporation concluded that a pre-tax, non-cash goodwill impairment charge, ranging between $75 million and $85 million, related to its Hair Restoration Centers segment will be recorded in the Company’s second fiscal quarter of 2012.  Prior to the goodwill impairment charge, the Hair Restoration Centers segment had approximately $153 million of goodwill.

The Company performs its annual goodwill impairment test in the fourth quarter of its fiscal year and at other times if a significant event or change in circumstances indicates that it is more likely than not that the fair value of these intangible assets has been reduced.  As previously disclosed in the Company’s Form 10-K for the year ended June 30, 2011,  the Company concluded, based on the results of the fiscal 2011 annual impairment test, that it was reasonably likely that goodwill for the Hair Restoration Centers reporting unit might become impaired in future periods. As previously disclosed,  the Company is reviewing alternatives for non-core assets and has retained an independent financial advisor.  In connection with this review, the Company updated the projections used in the fiscal 2011 annual impairment test to reflect the impact of more recent industry developments, including a slow down in revenue growth and increasing supply costs.  As a result, the Company will record a pre-tax, non-cash goodwill impairment charge, ranging between $75 million and $85 million in the Company’s second fiscal quarter of 2012.  No tax benefit will be recognized on a majority of the goodwill impairment charge.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIS CORPORATION

Dated: January 17, 2012	By:	/s/ Eric Bakken
Name: Eric Bakken, Title: Executive Vice President, General Counsel and Business Development